EXHIBIT 10.6

Loan Extension Agreement

Party A: Xinyang Hongchang Channel Gas Engineering Co., Ltd.
Party B: Luoshan Jinding Chemical Co., Ltd.

Party A, as the Controlling Shareholder (CS) of Party B, herewith signed the Loan Agreement with Party B in January 2005 in order to provide better financial support of Party B’s development, in which Party A has agreed to borrow a total of RMB 10,000,000 to Party B with 12 months as the loan term that shall be calculated by the actual loan period.

During the actual execution of this Agreement, Party A had issued the loan amount of RMB 10,000,000 to Party B in three batches to Party B, which were the RMB 6,600,000 on January 4th, 2005, the RMB 1,000,000 on April 27th, 2005 and the RMB 2,400,000 on August 22nd, 2005.

Since the projects carried out by Party B had made some adjustments and changes according to the practical situations, even with the land expropriated and the infrastructure under construction, there still requires a quite long period to the exact time of the actual production once the projects established. In this way, both parties, through mutual negotiations, herewith have agreed to extend the loan period of RMB 10,000,000 and Party B can return by installments based on its own financial conditions, but not later than the date of December 31st, 2007.

With the seals and signatures on behalf of:

Party A: Xinyang Hongchang Channel Gas Engineering Co., Ltd. (sealed)
Representative: Chen Siqiang

Party B: Luoshan Jinding Chemical Co., Ltd. (sealed)
Representative: Li Donglai

Dated on February 17th, 2006